Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: April 21, 2008
For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Reports Solid First-Quarter Results
Company delivers double-digit sales growth
Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2008.
Financial results are presented on both a reported and a pro forma basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Pro forma results assume the ICOS acquisition was completed January 1, 2007.
First-Quarter Highlights — Reported Results
•	Sales increased 14 percent, to $4.808 billion.

•	Products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 33 percent, to $1.678 billion, and accounted for 35 percent of total sales, compared with 30 percent of total sales in the first quarter of 2007.

•	Net income and earnings per share grew to $1.064 billion and $.97, respectively, compared with first-quarter 2007 net income of $508.7 million and earnings per share of $.47.
First-Quarter Highlights — Pro Forma Results
•	Sales increased 12 percent, to $4.808 billion.

•	Sales of products launched this decade collectively grew 26 percent and represented 35 percent of total sales.

Product Sales Highlights

			% Change
	First Quarter		Over/(Under)
(Dollars in millions)	2008	2007	2007
Zyprexa®	$1,120.2	$1,108.0	1%
Cymbalta	605.1	441.8	37%
Gemzar®	426.2	376.9	13%
Humalog®	407.4	339.5	20%
Cialis[1]	336.9	193.1	74%
Evista®	261.1	263.8	(1)%
Humulin®	257.7	225.8	14%
Alimta	247.2	187.8	32%
Forteo	185.0	153.4	21%
Strattera	148.0	139.9	6%
Total Sales — Reported	$4,807.6	$4,226.1	14%
Total Sales — Pro forma	$4,807.6	$4,298.8	12%

[1]	These amounts represent the reported Cialis sales in Lilly’s financial statements and do not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for the first quarter of 2008 of $336.9 million represent 27 percent growth over the first quarter of 2007.
Significant Events Over the Last Three Months
•	On April 1, 2008, John C. Lechleiter, Ph.D., assumed the role of chief executive officer of Eli Lilly and Company, replacing Sidney Taurel. Taurel will remain chairman of the company’s board of directors until December 31, 2008, at which time he will retire from the board and from the company.

•	The company terminated development of its AIR® Insulin program, which was being conducted in partnership with Alkermes, Inc. The program had been in Phase III clinical development as a potential treatment for type 1 and type 2 diabetes. Lilly noted that this decision is not a result of any observations during AIR Insulin trials relating to the safety of the product, but rather was a result of increasing uncertainties in the regulatory environment, and a thorough evaluation of the evolving commercial and clinical potential of the product compared to existing medical therapies.
•	The company received a not-approvable letter from the U.S. Food and Drug Administration (FDA) for Zyprexa long-acting injection for the treatment and maintenance treatment of schizophrenia in adults. In its letter, the FDA said it needs more information to better understand the risk and underlying cause of excessive sedation events that have been observed in about 1 percent of patients in clinical trials.

•	The FDA accepted and gave priority review status to the New Drug Application for prasugrel. The company, along with its partner Daiichi Sankyo Company, Limited, is seeking FDA approval for prasugrel as a treatment for patients with acute coronary syndrome being managed with percutaneous coronary intervention. The company also recently submitted prasugrel to the European Medicines Agency (EMEA) for the same indication.

•	The European Commission approved a new indication for Forsteo® for the treatment of osteoporosis associated with sustained, systemic glucocorticoid therapy in women and men at increased risk for fracture. The company has also received an approvable letter from the FDA for Forteo for the same indication.

•	The company reached agreement with the state of Alaska to settle a lawsuit filed by the state over use of Zyprexa by the state’s Medicaid program. The agreement includes no admission of wrongdoing on the company’s part.

•	The company entered into a licensing and collaboration agreement with Transition Therapeutics Inc. granting Lilly exclusive worldwide rights to develop and commercialize Transition’s gastrin-based therapies, including the lead compound TT-223, which is currently in early Phase II testing as a potential treatment for type 2 diabetes.

•	The company launched Humalog KwikPen™, a new insulin pen prefilled with the Humalog brand of insulins.

•	The company initiated enrollment of a Phase III clinical trial studying LY450139, an investigational gamma-secretase inhibitor for the treatment of mild to moderate Alzheimer’s disease.

•	European health authorities approved Alimta in combination with cisplatin as a first-line treatment for non-small-cell lung cancer patients with other than predominantly squamous cell histology.

•	The company, along with its partner, Amylin Pharmaceuticals, Inc., submitted Byetta as a monotherapy treatment for type 2 diabetes to the FDA.

•	The company announced a streamlining of a portion of its manufacturing operations in Indianapolis and is offering a voluntary exit program to employees in selected areas. In total, the voluntary program is expected to reduce the company’s Indianapolis employment by up to 500 people, predominantly in manufacturing but with a small portion in selected areas of research and development.
“Following strong performance in 2007, Lilly continued to deliver solid financial results in the first quarter of 2008,” commented John Lechleiter, Ph.D., Lilly president and new chief executive officer. “Double-digit sales growth was once again primarily driven by volume. The sales growth of Cymbalta, Cialis, Alimta, Forteo and Humalog was especially encouraging. We also made appropriate investments in R&D to accelerate the progress of our mid-stage pipeline, resulting in six molecules advancing to the next stage on clinical development this past quarter, while at the same time delivering strong earnings per share growth for the quarter.”
First-Quarter Reported Results
Worldwide reported sales for the quarter were $4.808 billion, an increase of 14 percent compared with the first quarter of 2007. Worldwide sales volume increased 8 percent, while exchange rates and selling prices contributed 5 percent and 1 percent of sales growth, respectively.
Gross margin as a percent of sales decreased by 1.3 percentage points, to 76.9 percent. This decrease was primarily due to the impact of foreign exchange rates, offset in part by manufacturing expenses growing at a slower rate than sales.
Overall, marketing, selling and administrative expenses rose 16 percent, to $1.551 billion. This increase was due to the impact of the ICOS acquisition, increased marketing expenses in support of key products (primarily Cymbalta, Cialis and Humalog), the impact of foreign exchange rates, and increased legal costs, including a $15.0 million settlement related to Zyprexa litigation with the state of Alaska. Research and development expenses were $877.1 million, or 18 percent of sales. Compared with the first quarter of 2007, research and development expenses grew 5 percent. This increase was primarily due to increased discovery research and late-stage clinical trial costs, offset by lower prasugrel clinical trial costs and the first-quarter-2007 costs associated with the consequences of the FDA’s rejection of Lilly’s appeal of the approvable letter for ArxxantTM and the withdrawal of the Arxxant application in Europe.
The company recognized asset impairment, restructuring (exit costs), and other special charges of $145.7 million in the first quarter of 2008. The charge is primarily related to the decision to terminate the development of AIR Insulin. Components of this charge include non-cash charges of $40.9 million for the write-down of impaired manufacturing assets that had no use beyond the AIR Insulin program, as well as charges of $91.7 million for estimated contractual obligations and wind-down costs associated with the termination of clinical trials and certain development activities, and costs associated with the patient program to transition patients from AIR Insulin. This amount includes an estimate of Alkermes’ wind-down costs for which the company is contractually obligated. The wind-down activities and patient programs should be substantially complete by the end of 2008. The remaining component of this charge, $13.1 million, is related to exit costs incurred in this quarter related to strategic decisions made in prior periods.
Other income decreased by $18.0 million, to $20.3 million, primarily due to the acquisition of ICOS. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
In the first quarter of 2008, the company reported an income tax benefit of $8.0 million. This income tax benefit includes a discrete benefit of $210.3 million in the first quarter of 2008 that was a result of the conclusion of a substantial portion of the IRS audit of the company’s federal income tax returns for years 2001 through 2004. The reported effective tax rate for the first quarter of 2007 was 29.3 percent, because the in-process research and development charge associated with the acquisition of ICOS was not deductible.
Reported net income and earnings per share increased to $1.064 billion and $.97, respectively, compared with first-quarter 2007 net income of $508.7 million and earnings per share of $.47 due primarily to the in-process research and development charge associated with the ICOS acquisition in the first quarter of 2007 and the resolution of the IRS tax audit in the first quarter of 2008. First-quarter 2008 reported results also include an $87.0 million charge (pre-tax) related to acquired in-process research and development associated with the BioMS Medical in-

licensing transaction, as well as a charge related to asset impairments and restructuring (exit costs) primarily associated with the termination of the AIR Insulin program.
First-Quarter Pro Forma Results
Worldwide pro forma sales for the first quarter of 2008 were $4.808 billion, an increase of 12 percent compared with the first quarter of 2007. Worldwide pro forma sales volume increased 6 percent, while exchange rates and selling prices contributed 5 and 1 percentage points of the sales growth, respectively. Gross margin as a percent of sales decreased by 1.3 percentage points, to 76.9 percent. Marketing, selling and administrative expenses and research and development expenses increased 13 percent and 4 percent, respectively. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, grew 9 percent. Other income increased $3.5 million. The effective tax rate was 22 percent.
Significant Items Affecting Net Income
Net income for the first quarter of 2008 and the first quarter of 2007 were affected by the following significant items that are reflected in our financial results.

	First Quarter		% Growth
	2008	2007
E.P.S. (reported)	$.97	$.47	106%
Benefit from resolution of IRS audit	(.19)	—
Asset impairments and restructuring charges	.09	.08
In-process research and development charges associated with BioMS Medical in-licensing (2008) and ICOS acquisition and OSI in-licensing (2007)	.05	.29
Pro forma as if the ICOS acquisition was completed on January 1, 2007	—	(.01)

Totals	$.92	$.83	11%

Zyprexa
In the first quarter of 2008, Zyprexa sales totaled $1.120 billion, a 1 percent increase compared with the first quarter of 2007. U.S. sales of Zyprexa decreased 5 percent, to $499.3 million, due to decreased demand. Zyprexa sales in international markets increased 6 percent, to $620.9 million, driven by the favorable impact of foreign exchange rates. Demand outside the U.S. decreased slightly, as the impact of generic competition in Canada and Germany offset growth in Japan and several European markets.
Cymbalta
For the first quarter of 2008, Cymbalta generated $605.1 million in sales, an increase of 37 percent compared with the first quarter of 2007. U.S. sales of Cymbalta increased 32 percent, to $511.1 million, driven primarily by strong demand. Sales outside the U.S. were $94.0 million, an increase of 69 percent, driven primarily by higher demand, as well as the favorable impact of foreign exchange rates.
Gemzar
Gemzar sales totaled $426.2 million in the first quarter on 2008, an increase of 13 percent from the first quarter of 2007. Sales in the U.S. increased 8 percent, to $175.7 million, due to higher prices and increased demand, while sales outside the U.S. increased 17 percent, to $250.5 million, as a result of the favorable impact of foreign exchange rates and increased demand.
Humalog
For the first quarter of 2008, worldwide Humalog sales increased 20 percent, to $407.4 million. Sales in the U.S. increased 13 percent to $238.6 million, driven by higher demand and increased prices. Sales outside the U.S. increased 31 percent to $168.8 million, driven by strong demand and the favorable impact of foreign exchange rates.
Cialis
Cialis sales for the first quarter of 2008 were $336.9 million. Worldwide sales of Cialis grew 27 percent compared with first-quarter 2007. U.S. sales of Cialis were $123.0 million in the first quarter, a 25 percent increase compared with the first quarter of 2007, driven by higher prices and increased demand. Sales of Cialis outside the U.S. increased 28 percent, to $214.0 million, driven primarily by higher demand and the favorable impact of foreign exchange rates.

Prior to the acquisition of ICOS on January 29, 2007, Cialis sales in Lilly territories were reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, was reported in Lilly’s other income. After the acquisition of ICOS, all Cialis sales are reported in Lilly’s revenue.
Evista
Evista sales were $261.1 million in the first quarter of 2008, a 1 percent decrease compared with the first quarter of 2007. U.S. sales of Evista were essentially flat at $171.3 million, as a result of higher prices, offset by lower demand. Sales outside the U.S. decreased 2 percent, to $89.8 million, driven by lower demand and lower prices, partially offset by favorable exchange rates.
Humulin
Worldwide Humulin sales increased 14 percent in the first quarter of 2008, to $257.7 million. U.S. sales increased 9 percent, to $93.1 million, due to higher prices, partially offset by lower demand. Sales outside the U.S. increased 17 percent, to $164.6 million, driven by the favorable impact of foreign exchange rates and increased demand, partially offset by lower prices.
Alimta
For the first quarter of 2008, Alimta generated sales of $247.2 million, an increase of 32 percent compared with the first quarter of 2007. U.S. sales of Alimta increased 17 percent, to $121.9 million, due primarily to increased demand, while sales outside the U.S. increased 50 percent, to $125.3 million, due primarily to increased demand and the favorable impact of foreign exchange rates, partially offset by lower prices.
Forteo
First-quarter sales of Forteo were $185.0 million, a 21 percent increase compared with the first quarter of 2007. U.S. sales of Forteo increased 10 percent, to $118.3 million, driven primarily by increased volume caused by variations in wholesaler buying patterns, as well as by higher prices. Sales outside the U.S. grew 45 percent, to $66.7 million, due to higher demand and the favorable impact of foreign exchange rates.

Strattera
During the first quarter of 2008, Strattera generated $148.0 million of sales, an increase of 6 percent compared with the first quarter of 2007. U.S. sales decreased 2 percent, to $115.5 million, due to a decline in demand, offset in part by higher prices. Sales outside the U.S. increased 47 percent, to $32.6 million, due primarily to higher demand and the favorable impact of foreign exchange rates.
Other Diabetes Care Products
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos® expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North America at a declining rate through September 2009. Lilly continues to market the product in many countries outside the U.S. In the first quarter of 2008, Actos generated $84.1 million of revenue for Lilly, the majority of which was outside the U.S. Actos revenue decreased 2 percent versus the first quarter of 2007.
Worldwide sales of Byetta were $169.0 million in the first quarter of 2008, a 15 percent increase compared with the first quarter of 2007. U.S. Byetta sales grew 8 percent, to $158.5 million. Byetta sales outside the U.S. were $10.5 million. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the first quarter, Lilly recognized revenue totaling $82.7 million, representing a 16 percent increase compared with the first quarter of 2007.
Animal Health
Worldwide sales of animal health products in the first quarter of 2008 were $235.3 million, an increase of 9 percent compared with the first quarter of 2007. U.S. sales grew 16 percent, to $107.6 million, driven by the acquisition of Ivy Animal Health, Inc. and the launch of ComfortisTM, a new companion animal product. Sales outside the U.S. grew 4 percent, to $127.7 million, driven primarily by the favorable impact of exchange rates.

2008 Financial Guidance
The company’s full-year 2008 earnings guidance is now $3.90 to $4.05 per share. As noted in the table below, the change from earlier guidance results from the tax benefit of $.19 per share resulting from the resolution of the IRS tax audit, a $.09 per share charge related to asset impairments and restructuring (exit costs) primarily related to the termination of the AIR Insulin program, and a $.05 per share charge related to the in-licensing transaction with BioMS Medical. Absent these items, the company’s expected 2008 earnings per share would have remained in the range of $3.85 to $4.00. See the table below for further detail. The company’s full-year 2008 guidance does not reflect potential charges related to the recently-announced voluntary exit program.
Excluding the effect of the resolution of the IRS tax audit, the estimated effective tax rate has been revised to approximately 22 percent from the previously stated 23 percent. This reduction is the result of a more favorable forecast of the mix of income between the company’s domestic and international operations and the alignment of the company’s practices with the conclusions of the most recent IRS audit. No other elements of the company’s previously issued line item guidance have been changed.
2008 Earnings Per Share Expectations:

	2008	2007
	Expectations	Results	% Growth
E.P.S. (reported)	$3.90 to $4.05	$2.71	44% to 49%
Benefit from resolution of IRS audit	(.19)	—
Asset impairments and restructuring charges	.09	.15
Charge for a reduction in expected insurance recoveries	—	.06
In-process research & development charges associated with BioMS Medical in-licensing (2008) and ICOS, Hypnion, and Ivy acquisitions and OSI, MacroGenics and Glenmark in-licensings (2007)	.05	.63
Pro forma as if the ICOS acquisition was completed on January 1, 2007	—	(.01)

Totals	$3.85 to $4.00	$3.54	9% to 13%

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the first-quarter 2008 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 a.m. to 9:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through May 23, 2008.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K filed February 2008. The company undertakes no duty to update forward-looking statements.
#     #     #

Actos® (pioglitazone hydrochloride, Takeda)
AIR® (Alkermes, Inc.)
Alimta® (pemetrexed, Lilly)
Arxxant™ (ruboxistaurin mesylate, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
ComfortisTM (Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forsteo® (teriparatide of recombinant DNA origin injection, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
KwikPenTM (Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)

Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
Eli Lilly and Company Employment Information

	March 31, 2008	December 31, 2007
Worldwide Employees	40,300	40,600

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2008	2007	% Chg.
Net sales	$4,807.6	$4,226.1	14%
Cost of sales	1,111.3	922.5	20%
Research and development	877.1	834.2	5%
Marketing, selling and administrative	1,550.5	1336.8	16%
Acquired in-process research and development	87.0	328.5	N/M
Asset impairments, restructuring and other special charges	145.7	123.0	N/M

Operating income	1,036.0	681.1	52%
Net interest income (expense)	(3.5)	4.0
Joint-venture income	0.0	11.0
Net other income	23.8	23.3

Other income	20.3	38.3
Income before income taxes	1,056.3	719.4	47%
Income taxes	(8.0)	210.7	N/M

Net income	$1,064.3	$508.7	109%

Earnings per share — basic	$0.97	$0.47	106%

Earnings per share — diluted	$0.97	$0.47	106%

Dividends paid per share	$0.47	$0.425	11%
Weighted-average shares outstanding (thousands) — basic	1,093,866	1,089,732
Weighted-average shares outstanding (thousands) — diluted	1,094,056	1,089,879
N/M — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2008	2007(a)	% Chg.
Net sales	$4,807.6	$4,298.8	12%
Cost of sales	1,111.3	938.4	18%
Research and development	877.1	846.2	4%
Marketing, selling and administrative	1,550.5	1372.7	13%
Acquired in-process research and development	87.0	328.5	N/M
Asset impairments, restructuring and other special charges	145.7	123.0	18%

Operating income	1,036.0	690.0	50%
Net interest income (expense)	(3.5)	(65.5)
Joint-venture income	0.0	0.0
Net other income	23.8	82.3

Other income	20.3	16.8
Income before income taxes	1,056.3	706.8	49%
Income taxes	(8.0)	209.6	N/M

Net income	$1,064.3	$497.2	114%

Earnings per share — basic	$0.97	$0.46	111%

Earnings per share — diluted	$0.97	$0.46	111%

Dividends paid per share	$0.47	$0.425	11%
Weighted-average shares outstanding (thousands) — basic	1,093,866	1,089,732
Weighted-average shares outstanding (thousands) — diluted	1,094,056	1,089,879
N/M — not meaningful

(a)	In accordance with generally accepted accounting principles (GAAP), the 2007 financial statement has been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2007.